EXHIBIT 99.1

                ADVANCED MACHINE VISION CORPORATION PRESS RELEASE
                            ISSUED FEBRUARY 15, 2000


                                                                   PRESS RELEASE
                                                                   -------------

FOR IMMEDIATE RELEASE

CONTACTS: Alan Steel, Chief Financial Officer                       541-776-7700
          Philip Bourdillon/Eugene Heller, Silverman Heller Asso.   310-208-2550


                       ADVANCED MACHINE VISION CORPORATION
                      ANNOUNCES AGREEMENT TO BE ACQUIRED BY
                              KEY TECHNOLOGY, INC.


     MEDFORD, Oregon (February 15, 2000)...Advanced Machine Vision Corporation (Nasdaq-AMVC) announced today that it had signed a definitive Agreement and Plan of Merger with Key Technology, Inc. (Nasdaq-KTEC). Under the terms of the Agreement, each share of AMV common stock would receive:

   * $1.00 per share in cash, plus

   * Key convertible preferred stock, redeemable for $1.00 in cash for each AMV common share any time after two years, or convertible at any time into 2/3 of a share of Key common stock for each ten (10) shares of AMV common stock, plus

   * A warrant to purchase Key common stock, redeemable at any time for $.25 in cash for each AMV common share, or which can be exercised to purchase .025 shares of Key common stock per AMV common share at an exercise price of $15.00 per share of Key common stock.

     The Agreement is subject to approval by the holders of Key's common stock and AMV's common and preferred stock, which will be solicited at stockholders' meetings expected to be held in May of this year. As part of the acquisition process, AMV's Board of Directors will support a possible public tender by Key for AMV common stock.

     William J. Young, the Company's Chairman, President and Chief Executive Officer, stated: "The combination of AMV and Key will combine complimentary technologies and customers and provide an opportunity to better meet our customers' needs." Mr. Young indicated that the entities had combined sales of approximately $92 million in 1999. For its fiscal year ended September 30, 1999, Key reported sales of $68 million and net income of $3.5 million, or $.75 per share.

     Mr. Young also said: "The transaction will provide a significant premium over AMV's recent stock price. In addition, the economies of scale of a merged AMV/Key, stronger market presence, broader product lines and planned process control product introductions should provide AMV shareholders with a better upside potential than if AMV remained a separate business."

     Advanced Machine Vision Corporation is a worldwide leader in the design, manufacture and sale of standard and CE-compliant vision systems used to control manufacturing processes through high-speed product inspection, and to identify and remove defects, resulting in production and quality yield rates superior to other process and control methods. AMV's operations are comprised of two wholly-owned subsidiaries, SRC VISION, Inc. and Ventek, Inc., both utilizing proprietary image processing technologies.

     Key Technology, an ISO-9000 certified company, is a leading designer and manufacturer of process automation systems, primarily for the food processing industry, which integrates electro-optical inspection and sorting, specialized conveying and product preparation equipment. Key systems allow processors to improve quality, increase yield and reduce cost. With worldwide sales and service, the company maintains manufacturing facilities and demonstration laboratories in Beusichem, The Netherlands and Walla Walla, Washington.

     Safe Harbor Statement under the Private Securities  Litigation Act of 1995:
Statements in this news release that are forward-looking statements are subject to various risks and uncertainties, such as the successful completion of Key's acquisition of AMV, the Company's ability to sustain adequate customer order levels, the impact of economic conditions on our markets, the ability of the Company to successfully introduce new products, the possible negative impact of competitive products and/or pricing, the Company's ability to sustain a positive cash flow, the impact of the strengthening of U. S. currency on the Company's ability to compete effectively in the foreign markets and the effect of these and other factors on the market price of the Company's Common Stock. Investors are encouraged to review a more comprehensive listing of cautionary statements and risk factors contained in the Company's Forms 10-K and 10-Q SEC filings.


                      Visit our web site at www.amvcorp.com